Registration No. 333-59453
                                                  Rule 424 (b)(2)

REVISED PRICING SUPPLEMENT No. 20 Dated May 20, 1999 (To Prospectus dated July 28, 1998)
                         $5,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                       Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $438,000,000

Price to Public:   99.958%         Proceeds to HFC:  99.874%

Issue Date:  May 25, 1999

Stated Maturity:  May 24, 2002

Redeemable On or After:  Not Applicable.

Initial Interest Rate:   To be determined on May 21, 1999.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Plus 0.20% (+ 20 basis points).

Interest Payment Dates:  On the 24th of February, May, August and
     November of each year, commencing August 24, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Merrill Lynch & Co., as Principal       $108,500,000
          Warburg Dillon Read LLC, as Principal   $100,000,000
          Morgan Stanley Dean Witter              $ 29,500,000
          Chase Securities Inc.                   $200,000,000

Agent's Discount or Commission:  .084%

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